Bothell, WA (February 12, 2015) – Neah Power Systems, Inc. (OTCBB: NPWZ) an emerging leader in fuel cell-based power generation and lithium ion-based storage solutions for the unmanned aerial vehicles (defense and commercial), military, transportation and portable electronics industries, provides the following letter to shareholder from Chris D'Couto, President & CEO of Neah Power Systems:

 To our shareholders:

We continue to be very enthused about our accomplishments, the opportunities ahead of us and the difference we can make in people’s lives through our patented and disruptive technologies. These technologies have the potential to transform the fuel cell market, and the costs associated with electric power for a variety of industries from defense to automotive and even distributed power generation.  We are continuing to seize new opportunities to increase shareholder value by growing revenue, while carefully managing expenses. For our fiscal Q1-2015 we generated revenue around the shipments to the DRDO (Government of India).  We believe this was an important milestone and further validation of our technology. Overall, these are very exciting times for Neah, as we are now moving rapidly from a development stage company to full commercialization across our product lines.  As such, I would like to draw your attention to some very exciting developments below including the recent Shorai acquisition, the Buzzbar Suite, the Formira Hydrogen on DemandTM (HOD) system and the PowerChip technology.

The Shorai acquisition

We announced the signing of a definitive agreement to merge with Shorai, Inc., in January 2015.  Shorai is a leading provider of lithium ion-based power sports and starter battery solutions for the consumer motorsport industry. Neah Power has until February 28, 2015 to make the $1,000,000 cash payment and close the merger transaction. This merger is expected to be immediately accretive with Shorai reporting over $4.0 million (unaudited) revenue for the twelve months ended December 2014 and the company was cash flow positive for the fourth quarter of 2014. This allows us to realize product, marketing and operational synergies in the near future.

PowerChip® Product

We recently announced the successful completion of testing of three PowerChip® units with the Defense Research and Development Organization (DRDO) of the Government of India. These units were manufactured and shipped against an issued open purchase order.  Product testing, qualification and acceptance were completed by December 2014.  This was a key accomplishment in the history of the Company, and we have proceeded to discussions related to completing the licensing agreement.

BuzzBar Suite Gen 2

We have shipped most of the orders that we received through the website and our Indiegogo campaign. We also presented the product to various big box retailers and end users, and have aggregated the feedback from them into BuzzBar Gen 3. We will reveal details later, but BuzzBar Gen 3 features some exciting innovations! We expect the first run of these units to be available in April 2015.

Formira Hydrogen on Demand

Our Formira HODTM continues to demonstrate best in class performance and we are in discussions with leading unmanned aerial systems (UAS), automotive, off-grid power, and medical device companies. The Formira HOD is a safe, energy dense solution for production of hydrogen for a variety of applications and surpasses other sources of energy like compressed hydrogen, the most commonly used method of utilizing hydrogen to generate energy. We continue to progress with the integration of the fuel cell in the UAS (Drone) as previously discussed.

Thank you for your continued support and we look forward to exciting times ahead of us. Our success is due to our employees, our supportive shareholders, our Board of Directors and our Strategic Advisory Board. We have a number of exciting commercialization opportunities on the horizon and I look forward to your continued support. Our team is hard at work doing a phenomenal job for you, our shareholders, and our customers.

Best Regards,

Chris D'Couto

President & CEO

Neah Power Systems

Forward Looking Statements

Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, and the Company does not undertake any responsibility to update any of these statements in the future. Please read Neah Power System’s Form 10-K for the fiscal year ended September 30, 2014 and its Quarterly Reports on Form 10-Q filed with the SEC during fiscal 2014 for a discussion of such risks, uncertainties and other factors.

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